ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

Exhibit 99.2

NEWS RELEASE

Abraxas to Present at IPAA Small Cap Oil & Gas Investment Symposium

SAN ANTONIO (Feb. 13, 2008) – Abraxas Petroleum Corporation (AMEX:ABP) is scheduled to present at the Independent Petroleum Association of America’s (“IPAA”) Small Cap Oil & Gas Investment Symposium being held February 12-14, 2008 in Hollywood, Florida.

The presentation is scheduled to begin at 3:35 p.m. Eastern Time on Wednesday, February 13, 2008. The live audio webcast with the corresponding PowerPoint presentation will be available at http://www.investorcalendar.com/CEPage.asp?ID=125791 or on the Company’s web site, http://www.abraxaspetroleum.com , in the Investor Relations section under Webcasts / Presentations. The webcast including the slide presentation will be archived on the Company’s web site for 60 days.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations in Texas and Wyoming. Abraxas Petroleum Corporation also owns a 47% interest in an upstream master limited partnership, Abraxas Energy Partners, L.P., which entitles Abraxas Petroleum Corporation to receive its proportionate share of cash distributions made by Abraxas Energy Partners, L.P.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil. In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Barbara M. Stuckey/ Vice President - Corporate Development

Direct Telephone 210.757.9835

Main Telephone 210.490.4788

bstuckey@abraxaspetroleum.com

www.abraxaspetroleum.com

500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232

P.O. Box 701007, San Antonio, Texas 78270-1007

Office: 210.490.4788 Exec/Acctg Fax: 210.490.8816